Exhibit 99






Midlands Electricity plc








Annual Report & Accounts
for the year to 31 March 1996

CHAIRMAN'S STATEMENT



I am pleased to announce another successful year for Midlands Electricity.

Excellent results have been achieved through increased profits from our Generation and Supply businesses, tight control of overhead costs, together with significantly increased demand for electricity (up 4.2 per cent).

Profit before interest and exceptional items, at pounds sterling 214.1 million, was slightly ahead of last year (pounds sterling 213.5 million) despite both a substantial reduction in the Company's allowed revenue following the first Distribution Price Control Review and the absence of a final dividend receivable by MEB in respect of its holding in The National Grid Group plc ("NGG").

Midlands Power International, MEB's generation business, continued to make excellent progress at home and overseas. The existing operations performed well and we recently announced financial close of the 586MW Uch power project in Pakistan. This is a significant achievement for our generation business. We expect the financial close of our 478MW Turkish power station project in the near future.

The year's results also included an exceptional profit after taxation of pounds sterling 18.9 million mainly arising from the demerger of NGG (1994/95: exceptional loss pounds sterling 30.0 million in respect of Powerhouse Retail).

We were able to continue our price freeze for domestic customers throughout the year, and as a result a typical domestic customer's bill is now some 17 per cent lower in real terms than in 1991. We have also improved our performance against customer service standards, which are the highest in the industry.

During the year, both customers and shareholders benefited from the demerger of NGG. We gave a discount of pounds sterling 54.60 (inclusive of VAT) to our approximately two million domestic customers, costing in total pounds sterling 110 million (inclusive of VAT), whilst shareholders received 809 NGG shares for every 1000 MEB 50p shares then owned (before the 2 for 1 share split).

We have taken a number of steps to give effect to our commitment to return value to shareholders. These include the share buy-back in early October 1994, ordinary dividends paid since then, the distribution of shares in NGG in December 1995 and the payment of the Special Dividend in January 1996. The total value returned to shareholders since 1 October 1994 has as a result been approximately pounds sterling 778 million; equivalent to 49 per cent of MEB's market capitalisation at that date.

On 7 May 1996 we announced details of a recommended cash offer for MEB by Avon Energy Partners PLC ("Avon Energy"), a joint venture company owned equally by Cinergy Corp. and General Public Utilities Corporation of the US. This offer taken together with the Special Dividend of 20p (net) per share, values each share in MEB at 440p, and values the whole of MEB on a fully diluted basis at approximately pounds sterling 1.73 billion.

By accepting the Avon Energy offer, shareholders will have received since 8 December 1995 a total value in cash and NGG shares of 573.9p per new share in addition to ordinary dividends paid. This represents a price-earnings multiple of 13.4 times adjusted 1995/96 earnings or 14.4 times adjusted 1994/95 earnings. Since privatisation, the total compound return to shareholders will have been 38 per cent per annum. (Appendix I, attached, sets out the basis of calculation of these figures.)

Avon Energy now holds or has received acceptances for more than 77 per cent of MEB's shares and I am delighted that the Secretary of State for Trade and Industry confirmed on 5 June 1996 that Avon Energy's offer is not to be referred to the Monopolies and Mergers Commission ("MMC").

As a result of the offer, a strong international alliance of energy companies will be created, with substantial financial strength. In the UK this will support MEB's commitment to provide competitive, high quality service to its customers and strengthen our preparation for full competition in the electricity and gas markets in 1998.

I intend to retire from MEB at the end of August 1996 and will leave confident that MEB customers will continue to benefit from privatisation and that MEB will continue to perform well.


Bryan S Townsend CBE
Chairman

FINANCIAL REVIEW

Profit and Loss

Pre-exceptional operating profit, at pounds sterling 197.6 million, was slightly ahead of last year (pounds sterling 196.0 million). Increased Generation and Supply Business profits offset lower Distribution profits resulting from the Distribution Price Control Review.

Income from Investments and Associates was lower at pounds sterling 16.5 million (1994/95 pounds sterling 17.5 million). The absence of a final NGG dividend (1994/95 final pounds sterling 12.4 million) following its demerger in December 1995 was almost wholly compensated by increased Generation investment returns and the elimination of losses at Powerhouse Retail, which was disposed of during the year.

Net interest payable of pounds sterling 4.3 million compared with net interest receivable in 1994/95 of pounds sterling 4.5 million. The increased interest cost arose from a combination of the share buy-back in October 1994 and the Special Dividend paid in January 1996. As a result, pre-exceptional profit before taxation was pounds sterling 209.8 million compared with pounds sterling 218.0 million in 1994/95. The benefit of a lower effective tax rate resulted in a pre-exceptional profit after taxation of pounds sterling 152.7 million compared with pounds sterling 155.5 million last year.

In addition there was an exceptional profit after taxation of pounds sterling
18.9 million (1994/95 exceptional loss pounds sterling 30.0 million in respect of Powerhouse Retail) which mainly arose from the consequences of the demerger of MEB's interest in NGG.

Balance Sheet and Cash Flow

Following the return of value to shareholders during the year by means of the distribution of MEB's shareholding in NGG and the payment of the Special Dividend, shareholders' funds reduced to pounds sterling 500.8 million (March 1995 pounds sterling 676.6 million), whilst net borrowings increased to pounds sterling 225.6 million (March 1995 pounds sterling 18.1 million). As a result, gearing at 31 March 1996 was 45.0 per cent (March 1995 2.7 per cent).

TRADING REVIEW

Distribution Business

Distribution performed strongly within a background of tighter price control. Increased volumes of electricity sold and tight control of overhead costs offset to a significant extent the reduction in allowed revenue arising from the first Distribution Price Control Review. As a result, operating profit for the year, at pounds sterling 167.1 million, compared with pounds sterling
179.2 million last year.

Units distributed increased by 4.2 per cent to 25,081 GWh (1994/95 24,079
GWh), the increase being mainly attributable to the commercial and industrial sectors.

Our current three-year cost reduction and productivity improvement programme in the electricity businesses is running ahead of schedule. The programme is 89 per cent complete after two years with 1,064 staff having left the company in the period from 1 April 1994 to 31 March 1996, all on voluntary terms. Overall, we have reduced controllable costs by a further 12.7 per cent in real terms during the year.

Supply Business

The Supply Business continued to perform well in an increasingly competitive trading environment and operating profit increased by some 5.5 per cent from pounds sterling 25.4 million to pounds sterling 26.8 million.

Generation Business

Midlands Power International, our Generation Business, continued to make excellent progress both in the UK and overseas with an operating profit of pounds sterling 8.3 million (1994/95 pounds sterling 3.3 million loss). The most significant event was the recent financial close of the 586MW Uch power project in Pakistan, in which MEB has a 40 per cent equity interest.

Other unregulated businesses

Other unregulated businesses made a profit of pounds sterling 4.0 million compared with a loss of pounds sterling 6.4 million in the previous year. The Company has benefited from the sale of its interest in Powerhouse Retail Limited.

Current Trading and Prospects

Trading in the current year has started well and, in the context of the second stage of the Distribution Price Control Review which took effect from 1 April 1996, the Board looks forward to further satisfactory results for the year as a whole.

The proposed final dividend for the year of 12.375p (net) per share - only to be paid in the event of the recommended cash offer by Avon Energy not proceeding - will be paid on 3 October 1996. The record date would therefore be 23 July 1996 and the ex-dividend date 15 July 1996.

DIRECTORS' REPORT

The Directors submit their report and the audited accounts for Midlands Electricity plc for the year to 31 March 1996.

Principal activities
The principal activities of the Group are the distribution and supply of electricity to industrial, commercial and domestic customers; power generation; the supply of natural gas; electrical contracting and energy services.

Through its wholly owned subsidiary Midlands Power International Ltd, the Group owns and operates power stations at Hereford, Fort Dunlop (Birmingham) and Redditch, and holds investments in Teesside Power Ltd, Humber Power Ltd, hydro electric generation companies in Spain and Portugal and undertakes a number of overseas generation projects.

Through its wholly owned subsidiary Midlands Gas Ltd the Group operates a gas supply business to a range of industrial and commercial customers.

Post balance sheet event
It was announced on 7 May 1996 that a cash offer for the whole of the issued share capital of Midlands Electricity plc had been received from Avon Energy Partners PLC a company controlled by Cinergy Corp and General Public Utilities Corporation of the USA. The terms of this recommended offer, which was set out in a document sent to shareholders dated 13 May 1996, are for each Midlands Electricity share 420p in cash plus a special dividend of 20p(net). The special dividend is payable subject to the offer becoming wholly unconditional.

Financial results and review of the business
The financial results of the group and its main operations, including future business developments, are discussed in the Chairman's Statement and the Financial and Trading Reviews.

The key events dealt with in the year were:-

(a)	On 14 November 1995 by an agreement made between (1) Eastern Group plc,
MEB and Southern Electric plc (the "vendors") and (2) CHB Group Limited
(the "Purchaser") pursuant to which the Vendors sold and transferred (i) all of the issued share capital of Powerhouse Retail Limited
("Powerhouse") to the Purchaser in consideration for pounds sterling 6 in cash and deferred consideration of pounds sterling 21,710,000 (less adjustments to be made in respect of certain defined tax events); and
(ii) certain loan notes of Powerhouse to the Purchaser in consideration for the aggregate of pounds sterling 3 in cash, together with the value of accrued interest on such loan notes at completion of the agreement which was in total pounds sterling 277,890.41. MEB is entitled to 28 per cent of such consideration.

(b)	On 8 December 1995 a resolution was passed at an Extraordinary General
Meeting to distribute the Company's shares in National Grid Group plc
(NGG) on the basis of 0.809 NGG shares for each MEB 50p share then in issue. Prior to the distribution, which took place on 11 December 1995, MEB's investment in NGG was revalued to pounds sterling 320.7 million based on the closing price on the first day of unconditional dealings in shares on the London Stock Exchange. The distribution in specie amounted to pounds sterling 319.5 million, the shortfall arising from the aggregation of fractions and shares distributed in respect of shares held by the Company's Employee Share Ownership Plan. Further information is given in note 6 to the financial statements.

(c)	As part of the distribution process referred to in (b) above shares in the holding company of First Hydro Ltd (comprising two pumped storage power stations at Dinorwig and Ffestiniog in Wales) were distributed to the Regional Electricity Companies. First Hydro was sold by tender and the Group's share of the proceeds of this sale (pounds sterling 56.3 million) are included as an exceptional item in these accounts.

(d)	During the year the group invested pounds sterling 14.0 million in mini hydro generation projects in both Spain and Portugal.

(e)	The results for the year recognise the effect of the financial close of the 586 Megawatt gas fired Uch power generation project in Pakistan, via the company's 40% interest in Uch Power Limited.

Dividends
The Directors recommend a final dividend, subject to shareholder approval, of 12.375p (net) per share, payable on 3 October 1996. This results in a total of 68.5p (net) for the year (1995: 29.75p).

The proposed final dividend for year of 12.375p (net) per share is to be paid only in the event of the recommended cash offer by Avon Energy Partners PLC not proceeding. Should the Avon Energy offer go wholly unconditional then a 20p (net) special dividend will be paid.

Research and development
The Company carries out a significant proportion of its research and development through collaborative programmes at Electricity Association Technology Ltd, the industry's research organisation. In addition, staff at the Company's Energy Technology Centre undertake projects to design and develop electrical equipment and utilisation with optimum power efficiency, working closely with other research organisations, universities, equipment manufacturers and end users.

Share capital
The authorised share capital of the Company, together with movements in shares issued, is shown in Note 21 to the accounts.

Donations
During the year to 31 March 1996 the Group made donations of pounds sterling 126,192 to a wide range of charitable organisations. We continued our partnerships with Help the Aged and Neighbourhood Energy Action, to whom we donated pounds sterling 500,000 and pounds sterling 1 million respectively in the previous year.

Substantial shareholdings
Except for the disclosable holdings of ordinary shares listed below, the Directors are not aware of any shareholder owning 3% or more of the ordinary share capital of the Company at 5 June 1996.

                                Number of Shares     % held
Avon Energy Partners PLC             114,936,823      29.28
Prudential Corporation                20,716,068       5.27
Legal & General Assurance Society     12,964,462        3.3

Directors
The following served as Directors during the year: Mr Bryan Townsend, Mr Peter Chapman, Mr Gareth Davies, Mr Garry Degg, Mr Francis Graves, Mr Michael Hughes, Dr Janet Morgan, Mr Roger Murray, Mr John Neill and Sir Terence Harrison (appointed 1 September 1995).

During and as at the end of the financial year, none of the Directors was materially interested in any contracts of significance in relation to the business of the Group. No Director held an interest in the shares of any subsidiary company other than as a non-beneficial nominee.

In accordance with the Company's Articles of Association Mr Francis Graves, Mr Michael Hughes and Mr Roger Murray retire by rotation and offer themselves for re-election. In addition Sir Terence Harrison who became a Director on 1 September 1995 will seek re-election.

Mr Hughes and Mr Murray in common with other Executive Directors each have a general contract with the Company. These contracts can be terminated by them giving the Company 12 months notice or alternatively the Company giving 24 months notice.

On 5 June 1996, the Nominations Committee extended the expiry of Mr B S Townsend's Agreement as Chairman from 1 July 1996 to 31 August 1996 and the Remuneration Committee confirmed his existing terms and conditions for that period.

The Directors' interests in the shares of the Company are as shown in Note 8 to the accounts.

Employees
During the year the Company invested pounds sterling 4.5 million in training to develop the talents and skills of employees. Employees are consulted regularly on a wide range of matters affecting both their and the Company's current and future interests. The communication methods used include a monthly newspaper, team briefing and video programmes. Midlands Electricity is committed to equal opportunities in employment and aims to select people based on ability and aptitude in relation to the jobs for which they apply. As part of our equal opportunities policy we give full consideration to disabled people in employment, career development, training and promotion as well as making every effort to retain people who become disabled.

Health and safety
The Company's Health and Safety Policy fully recognises its responsibility for the health and safety of employees and members of the community in which they work. Our Total Safety initiative involves every employee and further improvements in safety performance have and are being achieved through the development of risk assessment techniques.

Caring for the environment
The duty of environmental care is an underlying principle, covering all the Group's operations and programmes, and is applied responsibly through practical policies. Our policy statement is available free from MEB offices.

Energy efficiency
As part of our support for the Government's `Making a Corporate Commitment' campaign, we set a target of reducing energy consumption in our own premises by 15% over the five years from 1993/94 to 1997/98. By 31 March 1996 we had achieved a reduction of 18%.

Close company provisions
The Company is not a close company within the provisions of the Income and Corporation Taxes Act 1998.

Regulatory Accounts
Additional accounts are prepared for the Director General of Electricity Supply as required by our Public Electricity Supply Licence. Extracts from these regulatory accounts are available free from the Company Secretary.

Creditor payment policy
The company's current policy concerning the payment of the majority of its trade creditors is to follow the CBI's Prompt Payers Code (copies are available from the CBI, Centre Point, 103 New Oxford Street, London WC1A 1DU). For other suppliers, the company's policy is to:

(a)	settle the terms of payment with those suppliers when agreeing the terms of each transaction;

(b)	ensure that those suppliers are made aware of the terms of payment by inclusion of the relevant terms in contracts; and

(c)	pay in accordance with its contractual and other legal obligations.

The payment policy applies to all payments to creditors for revenue and capital supplies of goods and services. Wherever possible UK subsidiaries follow the same policy and overseas subsidiaries are encouraged to adopt similar policies, by applying local best practices.

Future developments
The Group will continue to develop its business in the energy sector, taking advantage of appropriate profitable opportunities while concentrating on the sound management of its core electricity business.

Auditors
A resolution to re-appoint Coopers & Lybrand as the Company's auditors will be proposed at the Annual General Meeting.

5 June 1996
By Order of the Board of Directors



Hugh C Hamilton
Company Secretary

Secretary and Registered Office
Hugh C Hamilton, Company Secretary, Midlands Electricity plc,
Mucklow Hill, Halesowen, West Midlands B62 8BP
Telephone 0121 423 2345

Registered in England and Wales. No. 2366928

REMUNERATION COMMITTEE REPORT ON DIRECTORS' REMUNERATION

The remuneration of the Executive Directors is set by the Remuneration Committee of the Board which consists solely of the non-Executive Directors of
the Company.   The Committee determines the detailed terms of service of the
Executive Directors including basic salary, incentive schemes, other benefits
and the terms upon which their service is terminated.   It receives advice and
information from leading independent firms of compensation and benefit consultants.

The Committee supports the principles of the Code of Best Practice published
in July 1995 in the Greenbury Report.   In determining future remuneration
policy and practice, the Committee will continue to give full consideration to these best practice provisions.

General Policy

The Remuneration policy for Executive Directors is designed to attract, retain and motivate executives of the high calibre required to ensure that the Company is managed successfully to the benefit of shareholders [stakeholders]. In order to achieve this the Company must provide a competitive package of
rewards and incentives linked to performance.   The Committee therefore takes
into account information provided in respect of other companies of similar type, size and complexity.

Basic Salary

The salary of Executive Directors is based on a number of factors including market rates together with the individual Director's experience,
responsibilities and performance.   Individual salaries are reviewed annually
by the Committee which takes account of these various factors.

The fees received by each of the non-Executive Directors are determined by the Board of Directors as a whole.

Annual Performance Related Bonus

The Committee believes that there should be an annual bonus scheme which focuses the Executives' attention on demanding performance targets during the
year.   In the past such schemes have been related to Earnings per Share but this year a change was made to link the bonus payment to performance criteria related to a) cost reductions in MEB's regulated businesses and b) the progress and financial performance of generation projects.

This bonus scheme is subject to a cap of 25% of basic salary.   The Executive
Directors will receive a bonus of 19% in respect of the 1995-96 scheme.

Long Term Incentive Schemes

The Greenbury Report expressed the view that Directors should have a bonus scheme related to the longer term and which is effective in linking the
interests of Directors to those of shareholders.   The Remuneration Committee
strongly supports this view and will be seeking the approval of shareholders
at the AGM for such a scheme.   The existing Executive Share Option Scheme
will be terminated.

Service Contracts

In June 1995 the four Executive Directors, P L Chapman, G W Degg, M A Hughes and R D Murray requested that their Contracts should be reduced from three
years to two years.   They therefore now have contracts with MEB determinable
by MEB on not less than 24 months' notice in writing or by themselves on not less than 12 months' notice in writing.

On June 5th 1996 the Nominations Committee extended the expiry of Mr B S Townsend's Agreement as Chairman from July 1st 1996 to August 31st 1996 and the Remuneration Committee confirmed his existing terms and conditions for that period.

Benefits in Kind

They comprised principally of car benefits and membership of the Company's
healthcare insurance scheme.   The level of benefits provided to Executive
Directors is consistent with that provided by other major companies.   These
benefits do not form part of pensionable earnings.

Pensions

The pensions of Executive Directors are based on final pensionable salary.
In the case of funded benefits the Company pays contributions to formally
constituted pension schemes independent of the Company.   In the case of
unfunded benefits the Company makes provision within its own accounts.   The
contributions to funded schemes and the provisions made in respect of unfunded benefits are based on external actuarial advice.

Directors' Emoluments

Full details of Directors' Emoluments and their Share interests as required by the Companies Act and the London Stock Exchange are set out in Note 8.



	John Neill
	Chairman of the Remuneration Committee
	June 1996

CORPORATE GOVERNANCE

The Board supports the highest standards in corporate governance and is pleased to confirm that the Group complies in all significant respects with the Code of Best Practice published by the Cadbury Committee on the Financial Aspects of Corporate Governance.

Board Composition

The Board comprises the Chairman, Mr Bryan Townsend, five Non-Executive and four Executive Directors. The Board, collectively, is responsible for Group policy and strategic matters and for securing the optimum performance from Group assets. The Board usually meets monthly for regular business.

The Executive Directors meet as necessary to discuss in detail matters of concern and other issues arising from the day to day operations of the Group.

The Non-Executive Directors draw upon their different backgrounds and wide-ranging commercial and professional expertise to maintain a balance between the interests of the Group's customers, shareholders, employees and the community at large.

Board Committees

The Board has three committees.

The Audit Committee, chaired by Mr Gareth Davies, comprises Non-Executive Directors only and meets four times a year. Mr Mike Hughes (Chief Executive), Mr Peter Chapman (Executive Director Finance), the external Auditors and members of the Internal Audit Department may be invited to attend. This committee: reviews the key accounting policies, practices and financial accounts, giving particular attention to the need for these to comply with statutory and regulatory requirements and best practice; reviews the suitability and effectiveness of the Group's internal controls and ensures reliable internal financial information is available for decision making; considers the work programme and findings of Internal Audit and the findings of the external Auditors.

The Remuneration Committee, chaired by Mr John Neill, comprises Non-Executive Directors only and ensures that the Group's policies on the remuneration and benefits of senior executives are properly implemented and meet best practice. No Director participates in any decision about his or her own remuneration arrangements. In determining future remuneration and benefits, the Committee has taken account of the recommendations of the Greenbury Committee and a full report of the Remuneration Committee.

The Nominations Committee, chaired by Dr Janet Morgan, considers and makes Board appointments. The Non-Executive Directors form the majority of this Committee.

Going Concern

After making appropriate enquiries, the Directors have a reasonable expectation that the Group has adequate resources to continue in operational existence for the foreseeable future. For this reason they continue to adopt the 'going concern' basis in preparing the Group's financial statements.

Internal Financial Control

The recommendations of the Code of Best Practice are effective with regard to internal financial controls in respect of accounting periods commencing after 1 January 1995. The Board of Directors is responsible for the Group's system
of internal financial control.   It should be recognised that such a system
can only provide reasonable and not absolute assurance against material
misstatement or loss.   During the past year, the Board has reviewed the
effectiveness of the Group's system of internal financial control.   The key
features of the system which have been established are set out in the paragraphs below.

Control Environment

The Group's control environment is ultimately the responsibility of the Group's Directors and managers at all levels. The Group's organisational structure has clear lines of responsibility. Operating and financial responsibility for subsidiary companies is delegated to local boards although, in the majority of cases, main Board Directors sit on subsidiary boards. Commercial, accounting and ethical procedures are communicated to employees in each subsidiary.

 Identification of Business Risks

The Group's management has a clear responsibility for identifying the risks facing each of the Group's businesses and for developing systems and procedures to mitigate and monitor such risks. These risks are monitored on a day to day basis by the Executive Directors and other members of the senior management team. Significant concerns are discussed with the Non-Executive Directors at the monthly Board Meeting.

Main Corporate Information Systems

The Group's accounting procedures manual sets out policies and financial and accounting procedures. The Group operates a comprehensive budgeting and financial reporting system which, as a matter of routine, compares actual out-turn to budget. Management accounts are compiled on a monthly basis. Variances from plan are investigated and updated forecasts prepared as necessary. Cash forecasts are prepared on a regular basis to ensure that the Group has adequate funds and resources for the foreseeable future.

Main Control Procedures

Management has established control procedures in response to the key risks identified. Standard financial control procedures operate throughout the Group to ensure the integrity of the Group's financial statements. The Board has established procedures for the authorisation of expenditure.

Monitoring System Used by the Board

The Board reviews and approves budgets and monitors the Group's performance against those budgets each month. Variances from the expected outcome are investigated fully and should lapses in internal control be detected, these are rectified. The Group's cash flow is also monitored monthly by the Board.

The Group has an independent Audit function. The Audit Manager has direct access to the Executive Director Finance and the Chairman of the Audit Committee. The Audit Manager is invited to attend Audit Committee meetings at which the yearly plan of work, which is determined following an evaluation of key commercial and financial risks, is approved and at which findings are reported. The Audit Committee also considers the findings of the external Auditors and takes appropriate action.

Compliance with Regulatory Matters

The Company has a dedicated department to ensure compliance with the terms of its Public Electricity Supply Licence, to ensure that all regulatory returns are made and that these accurately reflect relevant information. All returns to the Director General of Electricity Supply are approved by an Executive Director. Where such returns require significant judgement or are sensitive because of the values or nature of the information disclosed, approval is sought from the Board.

A statement of the Responsibilities of the Directors is given on page __.

REPORT OF THE AUDITORS
to Midlands Electricity plc on corporate governance matters

In addition to our audit of the financial statements, we have reviewed the Directors' statement on the Group's compliance with the paragraphs of the Code
of Best Practice specified for our review by the London Stock Exchange.   The
objective of our review is to draw attention to non-compliance with those paragraphs of the Code which is not disclosed.

Basis of opinion

We carried out our review in accordance with Bulletin 1995/1 `Disclosures relating to corporate governance' issued by the Auditing Practices Board.
That Bulletin does not require us to perform the additional work necessary to, and we do not, express any opinion on the effectiveness of either the Group's system of internal financial control or its corporate governance procedures, nor on the ability of the Group to continue in operational existence.

Opinion

With respect to the Directors' statements on internal financial control and going concern, in our opinion the Directors have provided the disclosures required by paragraphs 4.5 and 4.6 of the Code (as supplemented by the related guidance for Directors) and such statements are not inconsistent with the information of which we are aware from our audit work on the financial statements.

Based on enquiry of certain Directors and officers of the Group and examination of relevant documents, in our opinion the Directors' statement appropriately reflects the Group's compliance with the other paragraphs of the Code specified for our review.



Coopers & Lybrand
Chartered Accountants
Birmingham
5 June 1996

CONTENTS


Responsibilities of the Directors

Report of the Auditors

Group profit and loss account

Statement of total recognised gains and losses

Balance sheets

Group cash flow statement

Notes to the accounts

Group financial history

RESPONSIBILITIES OF THE DIRECTORS

The Directors are required by UK company law to prepare financial statements for each financial year which give a true and fair view of the state of affairs of the Group at the end of the financial year and of the profit or loss, total recognised gains and losses and cash flows for that year.

In preparing the financial statements, appropriate accounting policies have been used and have been applied consistently. Applicable accounting standards have been followed. Where it is necessary to make judgements and estimates, they have been made on a reasonable and prudent basis. The Directors confirm that the financial statements have been prepared on the going concern basis.

The Directors are also responsible for maintaining adequate accounting records, for safeguarding the assets of the Group and for preventing and detecting fraud and other irregularities.

By Order of the Board of Directors

Hugh C Hamilton
Company Secretary
5 June 1996

REPORT OF THE AUDITORS
to the members of Midlands Electricity plc

We have audited the financial statements on pages __ to __.

Respective responsibilities of Directors and Auditors

As described above, the Company's Directors are responsible for the preparation of financial statements. It is our responsibility to form an independent opinion, based on our audit, on those statements and to report our opinion to you.

Basis of opinion

We conducted our audit in accordance with Auditing Standards issued by the Auditing Practices Board. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by the Directors in the preparation of the financial statements, and of whether the accounting policies are appropriate to the Group's circumstances, consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements.

Opinion

In our opinion the financial statements give a true and fair view of the state of affairs of the Company and the Group at 31 March 1996 and of the profit, total recognised gains and cash flows of the Group for the year then ended and have been properly prepared in accordance with the Companies Act 1985.

Coopers & Lybrand
Chartered Accountants and Registered Auditors
Birmingham
5 June 1996


Prepared in accordance with applicable Accounting Standards in the United Kingdom

GROUP PROFIT AND LOSS ACCOUNT
for the year ended 31 March 1996

                                                                           Before   Exceptional Items
                                                                Exceptional Items            (Note 6)               Total
                                                      Note         1996      1995      1996      1995      1996      1995
                                                                                  pounds sterling 000,000
 _____________________________________________________________________________________________________________________________
 Turnover - continuing operations                      2        1438.3    1456.9    (102.5)        -    1335.8    1456.9
 Cost of sales                                                 (1030.6)  (1024.3)      9.3         -   (1021.3)  (1024.3)
 _____________________________________________________________________________________________________________________________

 Gross profit                                                    407.7     432.6     (93.2)        -     314.5     432.6
 Net operating expenses                                3        (210.1)   (236.6)    (26.3)        -    (236.4)   (236.6)
 _____________________________________________________________________________________________________________________________

 Operating profit - continuing operations           4 and 8      197.6     196.0    (119.5)        -      78.1     196.0

 Income from fixed asset investments                   5          19.1      26.0     120.0         -     139.1      26.0
 Net loss attributable to associated undertakings                 (2.6)     (8.5)        -         -      (2.6)     (8.5)
 Provision for loss on operations of associated
 undertaking to be discontinued (Powerhouse)                         -         -         -     (40.0)        -     (40.0)
 Proceeds from sale of First Hydro Limited                           -         -      56.3         -      56.3         -
 _____________________________________________________________________________________________________________________________

 Profit on ordinary activities before interest                   214.1     213.5      56.8     (40.0)    270.9     173.5
 Net interest (payable)/receivable                     7          (4.3)      4.5         -         -      (4.3)      4.5
 _____________________________________________________________________________________________________________________________

 Profit on ordinary activities before taxation         2         209.8     218.0      56.8     (40.0)    266.6     178.0
 Tax on profit on ordinary activities                  9         (57.1)    (62.5)    (37.9)     10.0     (95.0)    (52.5)
 _____________________________________________________________________________________________________________________________

 Profit on ordinary activities after taxation                    152.7     155.5      18.9     (30.0)    171.6     125.5
 Minority interests                                    20          0.9       0.7         -         -       0.9       0.7
 _____________________________________________________________________________________________________________________________

 Profit for the financial year                                   153.6     156.2      18.9     (30.0)    172.5     126.2
 Dividends                                             10       (263.1)    (56.7)   (319.5)        -    (582.6)    (56.7)
 _____________________________________________________________________________________________________________________________

 (Loss)/profit retained                                22       (109.5)     99.5    (300.6)    (30.0)   (410.1)     69.5
                                                                 =====     =====     =====     =====     =====     =====

                                                             Pence per Pence per Pence per Pence per Pence per Pence per
 Earnings per ordinary share                                     Share     Share     Share     Share     Share     Share
 _____________________________________________________________________________________________________________________________

 Earnings per 25p ordinary share                       11         40.1      38.7       4.9      (7.4)     45.0      31.3
                                                                 =====     =====     =====     =====     =====     =====

STATEMENT OF TOTAL RECOGNISED GAINS AND LOSSES for the year ended 31 March 1996

                                                                   1996      1995
                                                             pounds sterling 000,000
___________________________________________________________________________________
 Profit for the financial year                                    172.5     126.2
 Currency translation differences                                   0.4         -
 Revaluation of investment in the National Grid Group plc         233.2         -
 ___________________________________________________________________________________

                                                                  406.1     126.2
                                                                  =====     =====

Prepared in accordance with applicable Accounting Standards in the United Kingdom

BALANCE SHEETS
at 31 March 1996

                                                                           Group              Company
                                                      Note         1996      1995      1996      1995
                                                                         pounds sterling 000,000
 ________________________________________________________________________________________________________
 Fixed assets
 Tangible assets                                       12        717.5     666.9      713.5     662.8
 Investments                                           13        101.9     155.8      103.7     161.1
 ________________________________________________________________________________________________________

                                                                 819.4     822.7      817.2     823.9
                                                                ======    ======     ======    ======
 Current assets
 Stocks                                                14          7.4       7.9       6.5       7.3
 Debtors                                               15        317.4     268.1     383.1     299.1
 Short term deposits                                   16         31.7      40.7     -          12.0
 Cash at bank and in hand                                        100.7      61.0      17.2       4.0
 ________________________________________________________________________________________________________

                                                                 457.2     377.7     406.8     322.4
 Creditors (Amounts falling
   due within one year)                                17       (667.9)   (412.3)   (614.4)   (362.6)
 ________________________________________________________________________________________________________

 Net current liabilities                                        (210.7)    (34.6)   (207.6)    (40.2)
                                                                 =====    ======    ======    ======

 Total assets less current liabilities                           608.7     788.1     609.6     783.7

 Creditors (Amounts falling due after
   more than one year)                                 17        (89.4)    (69.0)    (68.8)    (50.9)

 Provisions for liabilities and charges                18        (18.5)    (41.6)    (13.9)    (37.2)

 Minority interests                                    20            -      (0.9)        -         -
 ________________________________________________________________________________________________________

 Net assets                                                      500.8     676.6     526.9     695.6
                                                                ======    ======    ======    ======

 Capital and reserves
 Called up share capital                               21         98.1      95.4      98.1      95.4
 Share premium account                                 22         11.7       4.7      11.7       4.7
 Capital redemption reserve                            22         10.6      10.6      10.6      10.6
 Revaluation reserve                                   22          0.9         -       0.9         -
 Profit and loss account                               22        379.5     565.9     405.6     584.9
 ________________________________________________________________________________________________________

Equity shareholders' funds                             22        500.8     676.6     526.9     695.6
                                                                ======    ======    ======    ======

The accounts on pages __ to __ were approved by the Board of Directors on 5 June 1996 and were signed on its behalf by:

B.S.Townsend CBE
Chairman

P.L.Chapman
Director

Prepared in accordance with applicable Accounting Standards in the United Kingdom

GROUP CASH FLOW STATEMENT
for the year ended 31 March 1996

                                                                           Before   Exceptional Items
                                                                Exceptional Items            (Note 6)               Total
                                                      Note         1996      1995      1996      1995      1996      1995
                                                                                   pounds sterling 000,000
 _____________________________________________________________________________________________________________________________
 Net cash inflow from operating activities           23 (a)      190.2     168.9    (114.6)        -      75.6     168.9
                                                                 =====     =====     =====     =====     =====     =====
 Returns on investments and servicing of finance:
 Interest received                                                 2.9       6.8         -         -       2.9       6.8
 Interest paid                                                    (4.3)     (1.8)        -         -      (4.3)     (1.8)
 Dividends received                                               23.2      21.1     100.0         -     123.2      21.1
 Dividends paid                                                 (253.5)    (50.6)        -         -    (253.5)    (50.6)
 _____________________________________________________________________________________________________________________________
 Net cash outflow from returns on
 investments and servicing of finance                           (231.7)    (24.5)    100.0         -    (131.7)    (24.5)
                                                                 =====     =====     =====     =====     =====     =====
 Taxation:
 UK corporation tax paid (including advance
 corporation tax)                                                (65.0)    (77.0)        -         -     (65.0)    (77.0)
                                                                 =====     =====     =====     =====     =====     =====
 Investing activities:
 Long term:
 Payments to acquire fixed assets                               (106.7)   (117.8)        -         -    (106.7)   (117.8)
 Customers' contributions                                         13.3      14.4         -         -      13.3      14.4
 Receipts from sales of fixed assets                               1.2       7.3         -         -       1.2       7.3
 Investments in associated undertakings                          (10.4)     (3.3)        -         -     (10.4)     (3.3)
 Loans (made to)/ repaid by associated undertakings               (1.0)     15.8         -         -      (1.0)     15.8
 Payments to acquire fixed asset investments                     (26.1)    (16.5)    (15.8)        -     (41.9)    (16.5)
 Proceeds of sale of fixed asset investment                          -         -      52.6         -      52.6         -
 Purchase of subsidiary (net of cash acquired)                    (3.2)        -         -         -      (3.2)        -
 Other cash inflows from investing activities                        -       0.1         -         -         -       0.1
 _____________________________________________________________________________________________________________________________
 Net cash outflow from long term
 investing activities                                           (132.9)   (100.0)     36.8         -     (96.1)   (100.0)

 Short term:
 Decrease in deposits of over three months maturity                  -      50.3         -         -         -      50.3
 _____________________________________________________________________________________________________________________________

 Net cash outflow from investing activities                     (132.9)    (49.7)     36.8         -     (96.1)    (49.7)
                                                                 =====     =====     =====     =====     =====     =====

 Net cash (outflow)/inflow before financing                     (239.4)     17.7      22.2         -    (217.2)     17.7
                                                                 =====     =====     =====     =====     =====     =====
 Financing:
 Share buy-back                                                      -    (154.5)        -         -         -    (154.5)
 Issue of share capital                                            2.7       0.2         -         -       2.7       0.2
Issue of equity shares in subsidiary to minority
  shareholder                                                        -       1.0         -         -         -       1.0
Share premium received                                             7.0       0.5         -         -       7.0       0.5
Increase/(decrease) in borrowings of over
  three months maturity                                           45.0      (2.9)        -         -      45.0      (2.9)
 _____________________________________________________________________________________________________________________________

Net cash inflow/(outflow) from financing             23 (d)       54.7    (155.7)        -         -      54.7    (155.7)
                                                                 =====     =====     =====     =====     =====     =====
Decrease in cash and cash equivalents                23 (b)     (184.7)   (138.0)     22.2         -    (162.5)   (138.0)
                                                                 =====     =====     =====     =====     =====     =====

Prepared in accordance with applicable Accounting Standards in the United
Kingdom

	NOTES TO THE ACCOUNTS

1	Accounting policies

The financial statements have been prepared in accordance with applicable Accounting Standards in the United Kingdom. A summary of the more important Group accounting policies, which have been applied consistently, is set out below.

Basis of preparation

The financial statements have been prepared using historical cost accounting principles as modified by the revaluation of the Company's interest in the National Grid Group plc (formerly National Grid Holdings plc).

Basis of consolidation

The consolidated financial statements include the Company, its subsidiaries and its share of associated undertakings. The results of subsidiaries acquired or disposed of during the year are included in the consolidated profit and loss account from the date of their acquisition or up to the date of their disposal. Intra-group sales and profits are eliminated fully on consolidation. The Group's share of profits less losses in associated undertakings is included in the consolidated profit and loss account and the Group's share of their net assets is included in the consolidated balance sheet.

Goodwill

Goodwill arising on consolidation is the difference between the fair value of consideration given on the acquisi-tion of a business and the aggregate fair value of its separable net assets. It is written off immediately to reserves.

Foreign currencies

The trading results of overseas undertakings are translated at average rates of exchange and assets and liabilities at the rate of exchange ruling at the balance sheet date. Differences resulting from the retranslation at closing rates of the opening net assets and the results for the year are taken to reserves and are reported in the statement of total recognised gains and losses.

Turnover

The main element of turnover is the value of electricity consumption during the year which includes an estimate of the sales value of units supplied to customers between the date of the last meter reading and the year end and the invoice value of goods and services provided, exclusive of value added tax. Non-electricity turnover is the invoiced value of goods sold or work performed, exclusive of value added tax.

Credit sales charges are apportioned in the trading business over the period of the sales agreements.

K Factor

Where there is an over-recovery of supply or distribution revenues against the regulated maximum allowable amount, revenues are deferred equivalent to the over-recovered amount. The deferred amount is deducted from turnover and included in accruals. Where there is an under-recovery, no anticipation of any potential future recovery is made.

Computer software costs

Costs incurred on major computer software developments for the management and operation of the electricity distribution network are charged to capital in the year in which they are incurred. The total expected costs associated with other major computer software developments are recognised and written off to the profit and loss account in the year in which development commences in accordance with the contract. Other computer software costs are written off to the profit and loss account in the year in which they are incurred.

Tangible assets

Tangible fixed assets are stated at cost less depreciation which is calculated to write off assets over their useful economic lives. Where appropriate, cost includes own labour and associated overheads.

Depreciation

The charge for depreciation is based on the estimated useful lives of each major class of depreciable asset as follows:
                                                                    Years

Distribution assets                                                    40
Depreciation is charged at 3% for 20 years followed by 2% for the remaining 20 years

Distribution network computer software development costs               15

Generation assets                                                   15-25

Non-operational assets
Buildings - freehold                                             Up to 60
          - leasehold                   Lower of lease period or 60 years
Fixtures and equipment                                           Up to 10
Vehicles and mobile plant                                        Up to 10

Freehold land is not depreciated. No allowance is made for residual values.

Customers' contributions

Customers' contributions are credited to the profit and loss account over a 40 year period at a rate of 3% for the first 20 years followed by 2% for the remaining 20 years.

Disposals

The profit or loss on the disposal of tangible fixed assets is taken to the profit and loss account as part of the depreciation charge.

Property clawback

Arrangements have been put in place to entitle HM Government to a proportion of any property gain (above certain thresholds) accruing or treated as accruing to the Group as a result of the disposal, or deemed disposal, after 31 March 1990 of land and any buildings on such land in which the Group had an interest at that date. These arrangements will last until 31 March 2000.

A provision for clawback in respect of property disposals is made only to the extent that it is probable that a liability will crystallise. Such a liability will crystallise when an actual or a deemed disposal occurs.

Fixed asset investments

The Group's share of the net assets of associated undertakings are included in the Group balance sheet. Fixed asset investments are stated at cost less provisions for permanent diminution in value.

Investments

Investment income is included in the accounts of the year in which it is receivable.

Stocks

Stocks are valued at the lower of cost and net realisable value. The valuation of work in progress is based on the cost of labour plus appropriate overheads and the cost of materials. Progress invoices are deducted in arriving at the amounts stated.

Long-term contractual commitments

In the ordinary course of business the Group enters into certain long term contractual commitments for the purchase of gas and electricity. These contractual commitments are only entered into on the basis of forecast demand for the period covered by the contracts. Provision is made, as appropriate, for any anticipated losses.

Research and development

Expenditure on research and development is written off to the profit and loss account in the year in which it is incurred.

Deferred taxation

Deferred taxation arises in respect of items where there is a timing difference between their treatment for accounting purposes and their treatment for taxation purposes. Provision for deferred taxation, using the liability method, is made to the extent that it is probable that a liability or asset will crystallise in the foreseeable future.

Pension costs

Contributions to pension schemes are charged to the profit and loss account so as to spread the cost of pensions over employees' working lives with the Group. The capital cost of ex gratia and supplementary pensions is charged to the profit and loss account in the accounting period in which they are granted.

Financing costs in relation to unfunded pension obligations are charged to net interest payable.

Leases

Rental costs under operating leases are charged to the profit and loss account in equal annual amounts over the period of the lease.

2	Segmental analysis


Geographical analysis

Turnover is derived from operations within the UK.

By class of business
                                              1996                          1995
                                  Inter-                        Inter-
                         Total   segment  External     Total   segment  External
                         Sales     Sales     Sales     Sales     Sales     Sales
Turnover                                           pounds sterling 000,000
________________________________________________________________________________________
Distribution             362.6     301.4      61.2     388.5     334.9      53.6
Supply                  1308.7       1.0    1307.7    1322.7       1.1    1321.6
Generation                 4.5         -       4.5       9.2       1.9       7.3
Trading and other         76.1      11.2      64.9      82.2       7.8      74.4
________________________________________________________________________________________

                        1751.9     313.6    1438.3    1802.6     345.7    1456.9

Exceptional item        (102.5)        -    (102.5)        -         -         -
________________________________________________________________________________________

                        1649.4     313.6    1335.8    1802.6     345.7    1456.9
                         =====     =====     =====     =====     =====     =====


                                                    1996      1995
Profit before taxation                     pounds sterling 000,000
______________________________________________________________________

Distribution                                       167.1     179.2
Supply                                              26.8      25.4
Generation                                           8.3      (3.3)
Trading and other                                    4.0      (6.4)
Other investment income                              7.9      18.6
Net interest (payable)/receivable                   (4.3)      4.5
______________________________________________________________________

Profit before exceptional items                    209.8     218.0

Exceptional items (note 6)                          56.8     (40.0)
______________________________________________________________________

Profit before taxation                             266.6     178.0
                                                   =====     =====


                                                    1996      1995
Net assets                                 pounds sterling 000,000
______________________________________________________________________

Distribution                                       714.7     643.2
Supply                                               7.8       1.4
Generation                                          89.3      55.5
Trading and other                                   24.8       2.7
Net unallocated liabilities                       (335.8)    (26.2)
______________________________________________________________________

                                                   500.8     676.6
                                                   =====     =====

Net unallocated assets and liabilities consist of fixed asset investments, cash and short-term deposits, overdrafts, interest, taxation and dividends which are not capable of allocation to a specific business.

3	Net operating expenses
                                                      1996         1995
                                                pounds sterling 000,000
________________________________________________________________________

Distribution costs                                   100.7         98.1
Administrative expenses                              113.5        121.0
Exceptional administrative expenses                   26.3            -
Administrative expenses associated with the
ongoing restructuring of the Distribution and
Supply businesses                                     (4.1)        17.5
________________________________________________________________________

                                                     236.4        236.6
                                                     =====        =====

Exceptional administrative expenses relate to costs associated with the demerger of the National Grid Group plc (pounds sterling 14.9 million), PowerGen bid costs (pounds sterling 4.9 million) and compensation to Sharesave scheme optionholders in respect of the Special Dividend (pounds sterling 6.5 million).

4	Operating profit

                                                        1996        1995
Operating profit is stated after charging:       	pounds sterling 000,000
_________________________________________________________________________

Depreciation and profit or loss on disposal of
fixed assets                                            41.7        37.7
Auditors' remuneration:
  audit fees - Company                                   0.2         0.1
             - Other                                     0.1         0.1
  non audit fees - Group and Company                     0.2         0.1
Operating lease rentals - land and buildings             0.6         0.7
_________________________________________________________________________

5	Income from fixed asset investments

                                                        1996        1995
                                                 pounds sterling 000,000
_________________________________________________________________________

Unlisted                                               139.1        26.0
                                                       =====        ====

6	Exceptional items

Exceptional items comprise the following:               1996        1995
                                                 pounds sterling 000,000
_________________________________________________________________________

Distribution in specie of shares in
National Grid Group plc                               (319.5)          -
Demerger of National Grid Group plc                    (30.8)          -
Proceeds of sale of First Hydro Limited                 56.3           -
Costs relating to the PowerGen bid                      (4.9)          -
Special dividend compensation to Sharesave
scheme optionholders                                    (6.5)          -
Corporation tax relief re Powerhouse Retail
Limited capital loss                                     4.8        10.0
Provision for costs of exit from Powerhouse
Retail Limited                                             -       (40.0)
_________________________________________________________________________

                                                      (300.6)      (30.0)
                                                      ======       =====

On 8 December 1995 a resolution was passed at an Extraordinary General Meeting to distribute the Company's shares in National Grid Group plc
(NGG) on the basis of 0.809 NGG shares for each MEB 50p share then in issue. Prior to the distribution, which took place on 11 December 1995, MEB's investment in NGG was revalued to pounds sterling 320.7 million based on a value of pounds sterling 2.07 per share, being the value calculated by the Inland Revenue for Capital Gains Tax purposes. The distribution in specie amounted to pounds sterling 319.5 million, the shortfall arising from the aggregation of fractions of NGG shares together with NGG shares distributed to the Company's Employee Share Ownership Plan.

The demerger transaction gave rise to a one-off net impact of pounds sterling 30.8 million comprising the following exceptional items:

                                                 pounds sterling 000,000
_________________________________________________________________________

Cost of customer discount                                         (102.5)
Reduction in Fossil Fuel Levy arising
from the customer discount                                           9.3
NGG Special Dividend  - Gross                           99.9
NGG Second Dividend                                     15.8
NGG Rights Dividend                                      4.3       120.0
                                                   	______________________

                                                                    26.8

Corporation tax reduction relating to
customer discount                                       30.7
Tax on NGG Special Dividend                            (20.0)
Corporation tax charge arising from the
NGG distribution                                       (53.4)      (42.7)
                                                   	______________________

                                                                   (15.9)

Costs associated with NGG distribution                  (2.6)
Compensation to Sharesave scheme optionholders
in lieu of NGG distribution                            (12.3)      (14.9)
_________________________________________________________________________

                                                                   (30.8)
                                                                   =====

As part of the distribution process, shares in the holding company of First Hydro Ltd (comprising two pumped storage power stations at Dinorwig and Ffestiniog in Wales) were distributed to the Regional Electricity
Companies.   First Hydro was sold by tender and the Group's share of the proceeds of this sale (pounds sterling 56.3 million) are included as an exceptional item in these accounts.

The exceptional cashflows relating to the demerger of the National Grid Group plc amounted to pounds sterling 22.2 million.

7	Net interest (payable)/receivable

                                                        	1996        1995
                                     	            pounds sterling 000,000
_________________________________________________________________________

Interest payable on bank loans, overdrafts and
other loans:
  wholly repayable within five years other than
  by instalments                                        (5.1)       (1.6)
  repayable wholly or partly in more than
  five years                                            (0.7)          -
Interest receivable                                      1.5         6.1
_________________________________________________________________________

                                                        (4.3)        4.5
                                                        ====        ====

8	Directors and employees

Employment costs

The aggregate remuneration of all employees, including the Directors of the Company, comprised:

                                                        1996        1995
                                                 pounds sterling 000,000
_________________________________________________________________________

Wages and salaries                                      99.3        96.5
Social security costs                                    7.8         9.2
Other pension costs (Note 24)                          (25.9)       26.8
_________________________________________________________________________

                                                        81.2       132.5
Less: charged as capital expenditure                    22.0        25.1
_________________________________________________________________________

                                                        59.2       107.4
                                                       =====       =====

Average number of employees

The average monthly number of employees, including Directors, during the year was:

                                                        1996        1995
                                                      Number      Number
_________________________________________________________________________

Managerial                                                48          56
Non-industrial                                         2,507       2,951
Industrial                                             2,486       2,713
Trainees                                                  73          95
_________________________________________________________________________

                                                       5,114       5,815
                                                       =====       =====

The aggregate number of employees at 31 March 1996 was 4,993 (31 March 1995 : 5,355).

Directors' emoluments

The remuneration of the Chairman and the Executive Directors is determined by a Remuneration Committee which comprises the Non-Executive Directors and is chaired by Mr John Neill. A full report from the Remuneration Committee is set out on pages __ to __.

The Chairman has entered into an agreement with the Company which expires on 31 August 1996. All the Executive Directors have service agreements with the Company and are on a rolling two year period of service. The Non-Executive Directors do not have service contracts.


The Directors' emoluments were:

                                                Chairman           Chief Executive           All
                                               B S Townsend        M A Hughes          Directors
                                          1996      1995      1996      1995      1996      1995
                                                                   pounds sterling 000
______________________________________________________________________________________________________
Remuneration                               100       165       198       163       652       628
Benefits                                     9        11         7         8        40        52
Performance related bonus                   -         -         37        29       106        83
______________________________________________________________________________________________________

                                           109       176       242       200       798       763
Pension costs:
  funded                                    -         -         10        10        55        51
  unfunded                                  -         -         37        31        37        31
______________________________________________________________________________________________________

                                           109       176       289       241       890       845
                                         =====     =====     =====     =====

Non-Executives - for preparation and attendance at Board and Committee meetings     92        80
                                                                               _________________

                                                                                   982       925
                                                                                   ===       ===
The total emoluments above comprise:
  payments for services as Directors - fees                                        192       245
              	                       - benefits                                      9        11
                                                                               _________________

                                                                                   201       256

  payments for services as managers including pensions                             781       669
                                                                               _________________

                                                                                   982       925
                                                                                   ===       ===


The Chief Executive is the highest paid Director (1995 : Chief
Executive).

Unfunded pension contributions in respect of the Chief Executive are designed to provide the same level of pension benefits as other Directors and reflect his relatively shorter length of service. The Chief
Executive continues to make personal contributions on his total pensionable salary.

Directors received remuneration (excluding pension contributions) in the ranges:
                                                           1996      1995
                                                         Number    Number
_________________________________________________________________________

pounds sterling 240,001 - pounds sterling 245,000             1         -
pounds sterling 195,001 - pounds sterling 200,000             -         1
pounds sterling 175,001 - pounds sterling 180,000             -         1
pounds sterling 150,001 - pounds sterling 155,000             1         -
pounds sterling 145,001 - pounds sterling 150,000             2         -
pounds sterling 130,001 - pounds sterling 135,000             -         1
pounds sterling 125,001 - pounds sterling 130,000             -         1
pounds sterling 120,001 - pounds sterling 125,000             -         1
pounds sterling 105,001 - pounds sterling 110,000             1         -
pounds sterling 15,001  -  pounds sterling 20,000             4         4
pounds sterling 10,001  -  pounds sterling 15,000             1         -
_________________________________________________________________________

The other Executive Directors received remuneration as follows:

                                                        1996        1995
                      Salary	     Benefits     Bonus    Total       Total
                                     pounds sterling 000
_________________________________________________________________________

P. L. Chapman            118            9        23      150         131
G. W. Degg               118           10        23      151         129
R. D. Murray             118            5        23      146         125
_________________________________________________________________________

1996 Total               354           24        69      447         385
                         ===           ==        ==      ===         ===

1995 Total               300           31        54      385
                         ===           ==        ==      ===

Directors' interests in the shares of the Company

The beneficial interests of Directors in the shares of the Company as at 31 March 1996 were as follows:

                                Ordinary Shares         Sharesave Scheme
                                1996       1995          1996       1995
_________________________________________________________________________

P. L. Chapman                 106,377    92,772             -      9,771
G. Davies                      2,500      2,500             -          -
G. W. Degg                    67,501     50,206             -      9,771
F. C. Graves                   2,500      2,500             -          -
Sir Terence Harrison               -          -             -          -
M. A. Hughes                  51,338     31,236             -      9,771
Dr. J. P. Morgan                 500        500             -          -
R. D. Murray                  44,632     52,446             -      9,771
J. M. Neill                    5,832      5,832             -          -
B. S. Townsend                198,761     178,918           -      9,771
_________________________________________________________________________

Note: March 1995 shareholdings have been adjusted to reflect the two-for-one share split on 13 January 1996.

On 1 March 1996 the Sharesave Scheme matured and the Directors with options exercised their right to purchase shares through the scheme. In addition, in common with all members of the Sharesave Scheme, the Chairman and Executive Directors were entitled to receive compensation for the non-receipt of the Special Dividend paid on 30 January 1996.
Each received a sum of pounds sterling 6513.35. No Director holds any outstanding executive scheme options. Furthermore none have been granted between 1 April 1996 and 6 June 1996.

	In the same way as all Group employees, the Directors are potential beneficiaries under the Employee Share Ownership Plan set up on 5 April 1993 and to that extent have an interest in the 932,525 ordinary shares held by the Trustees of that plan and referred to in the Directors'
Report.

Since 31 March 1996, M. A. Hughes purchased 43 shares. In the same period, as a result of the re-investment of tax credits and dividends in Personal Equity Plans, the following Directors acquired shares as follows: P. L. Chapman (504), G. W. Degg (989), M. A. Hughes (1364), R.
D. Murray (412), B. S. Townsend (1,304).   Also, the following Directors
have sold and then repurchased shares through General Personal Equity
Plans:
                                                                  Bought
                                                        Sold      in PEP
_________________________________________________________________________

G. W. Degg                                              1483        1469
R. D. Murray                                            1483        1469
B. S. Towmsend                                          1483        1469
_________________________________________________________________________

9	Tax on profit on ordinary activities

	                                                        1996        1995
                                                 pounds sterling 000,000
_________________________________________________________________________

Taxation on profit for the year:
UK corporation tax at 33% (1995 : 33%)
  current                                               48.5        49.5
  exceptional                                            7.9           -
Amount payable to consortium company for group relief    3.8         3.0
Deferred taxation:
  current                                                2.7         8.7
  exceptional                                           10.0       (10.0)
Tax on franked investment income:
  current                                                2.1         3.7
  exceptional                                           20.0           -
Associate tax credit                                       -        (2.4)
_________________________________________________________________________

                                                        95.0        52.5
                                                      	  ====       =====

The pre-exceptional effective tax rate of 27.2% arises from the impact of accelerated capital allowances against which no deferred taxation has been provided. Exceptional items relate to taxation arising on the demerger of the National Grid Group plc of pounds sterling 42.7 million and corporation tax relief on the capital loss and consortium relief relating to the disposal of Powerhouse Retail Limited of pounds sterling
4.8 million including the release of the pounds sterling 10.0 million deferred tax asset set up in 1995 (1995 : Powerhouse Retail Limited).

10	Dividends

                                                     	   1996        1995
                                                 	pounds sterling 000,000
_________________________________________________________________________

Dividend in specie - distribution of the
National Grid Group plc                                319.5           -
Special dividend paid of 50p per share                 191.1           -
Interim paid of 6.125p per share
(1995 : 9.3p per 50p ordinary share)                    23.4        17.7
Final proposed dividend of 12.375p per ordinary share
  payable on 3 October 1996
  (1995 : 20.45p per 50p ordinary share)                48.6        39.0
_________________________________________________________________________

                                                       582.6        56.7
                                                       =====        ====

11	Earnings per ordinary share

The calculation of earnings per share is based on the profit for the financial year after minority interests, namely pounds sterling 172.5 million (1995 : pounds sterling 126.2 million) and on 382,976,601 25p ordinary shares (1995 : 201,965,970 50p ordinary shares) being the weighted average number of ordinary shares in issue and ranking for dividend during the year. The comparative figures for 1995 have been restated to take account of the two-for-one share split in January 1996.

12       Tangible fixed assets


                                                              Non-
                                                       operational                    Vehicles
                                                            Land &    Fixtures &      & Mobile    Customers'
                            Generation  Distribution     Buildings     Equipment         Plant Contributions         Total
                                                                   pounds sterling 000,000
___________________________________________________________________________________________________________________________
Cost
At 1 April 1995                    9.4        1132.2          45.7          82.3          35.4        (199.2)       1105.8
Additions                            -          91.6           0.8           9.8           4.5         (13.3)         93.4
Disposals                            -          (4.9)         (1.5)         (2.1)         (3.5)         -            (12.0)
Acquisition of
  subsidiary                       2.2             -             -             -             -             -           2.2
Exchange differences               0.1             -             -             -             -             -           0.1
___________________________________________________________________________________________________________________________

At 31 March 1996                  11.7        1218.9          45.0          90.0          36.4        (212.5)       1189.5
                                 =====         =====         =====         =====         =====         =====         =====

Depreciation

At 1 April 1995                    6.9         396.6           9.0          58.0          21.6         (53.2)        438.9
Charge for the year                0.3          30.3           0.8           9.2           4.8          (5.8)         39.6
Disposals                            -          (2.9)         (0.5)         (2.0)         (3.3)          -            (8.7)
Acquisition of
  subsidiary                       2.1             -             -             -             -             -           2.1
Exchange differences               0.1             -             -             -             -             -           0.1
___________________________________________________________________________________________________________________________

At 31 March 1996                   9.4         424.0           9.3          65.2          23.1         (59.0)        472.0
                                 =====         =====         =====         =====         =====         =====         =====

Net book amount

At 31 March 1996                   2.3         794.9          35.7          24.8          13.3        (153.5)        717.5
                                 =====         =====         =====         =====         =====         =====         =====

At 31 March 1995                   2.5         735.6          36.7          24.3          13.8        (146.0)        666.9
                                 =====         =====         =====         =====         =====         =====         =====


The Group's generation fixed assets are owned by its wholly-owned subsidiary Midlands Power (UK) Ltd. With the exception of pounds sterling 1.3 million of non-operational land and buildings (1995 : pounds sterling 1.3 million) and pounds sterling 0.4 million of fixtures and fittings (1995 : pounds sterling 0.3 million), all other tangible fixed assets are owned by the Company.

The net book amount of non-operational land and buildings comprises:

                                                       1996         1995
                                                 pounds sterling 000,000
_________________________________________________________________________

Freehold                                               35.2         36.1
Long leasehold                                          0.5          0.6
Short leasehold                                           -            -
_________________________________________________________________________

                                                       35.7	         36.7
                                                       ====         ====

Included in fixed assets are assets in the course of construction at 31 March 1995 amounting to pounds sterling 77.0 million (1995 : pounds sterling 66.8 million) and land with a cost of pounds sterling 11.0 million (1995 : pounds sterling 11.2 million) which is not depreciated.

13	Fixed asset investments


Group                              Associated  National Grid        Other
                                   Undertaking    Group plc   Investments         Total
                                                    pounds sterling 000,000
________________________________________________________________________________________
Cost or valuation

At 1 April 1995                          19.7          71.7          79.8         171.2
Additions                                10.4          15.8          14.9          41.1
Revaluation                                 -         233.2             -         233.2
Disposals                                   -        (319.5)            -        (319.5)
Repayment of loans                          -             -          (0.3)         (0.3)
Share of retained loss                   (3.0)            -             -          (3.0)
Currency translation differences          0.4             -             -           0.4
________________________________________________________________________________________

At 31 March 1996                         27.5           1.2          94.4         123.1
                                        =====         =====         =====         =====
Amounts written off

At 1 April 1995                         (15.4)            -             -         (15.4)
Goodwill written off                     (4.6)            -             -          (4.6)
Amounts written off                      (0.9)            -          (0.3)         (1.2)
________________________________________________________________________________________

At 31 March 1996                        (20.9)            -          (0.3)        (21.2)
                                        =====         =====         =====         =====

Net book amount

At 31 March 1996                          6.6           1.2          94.1         101.9
                                        =====         =====         =====         =====
At 31 March 1995                          4.3          71.7          79.8         155.8
                                        =====         =====         =====         =====


Other Investments includes long-term repayable equity loan notes of pounds sterling 50.1 million (1995 : pounds sterling 48.9 million) and loans to associates of pounds sterling 4.0 million (1995 : pounds sterling 3.0 million).

Company                  Subsidiary  National Grid        Other
                       Undertakings      Group plc  Investments    Total
                                    pounds sterling 000,000
_________________________________________________________________________

Cost or valuation
At 1 April 1995                89.3           71.7          0.1    161.1
Additions                      13.1           15.8            -     28.9
Revaluation                       -          233.2            -    233.2
Disposals                         -         (319.5)           -   (319.5)
_________________________________________________________________________

At 31 March 1996              102.4            1.2          0.1    103.7
                              =====          =====        =====    =====

At 31 March 1995               89.3           71.7          0.1    161.1
                              =====          =====        =====    =====

Investments in Subsidiary Undertakings includes loans of pounds sterling
2.3 million (1995 : pounds sterling 2.3 million). Additions in the year represent further investments in subsidiaries to provide additional working capital.

The principal Group undertakings are as follows:


                                                            Country of    Percentage
                                                         Incorporation   of Ordinary
Subsidiary undertakings:                               or Registration   Shares Held      Nature of Business
________________________________________________________________________________________________________________
Midlands Power International Ltd                         Great Britain           100%             Investment
Midlands Power (UK) Ltd                                  Great Britain           100%   Electricity and heat
                                                                                                  generation
Midlands Power (TPL) Ltd                                 Great Britain           100%             Investment
Midlands Power (Consultancy) Ltd                         Great Britain           100% Generation consultancy
Midlands Power (Europe) Ltd                              Great Britain           100%             Investment
Midlands Power (HPL) Ltd                                 Great Britain           100%             Investment
Midlands Generation (Overseas) Ltd                       Great Britain           100%             Generation
Midlands Power (Isle of Man) Ltd                           Isle of Man           100%             Investment
Midlands Power International B.V.                          Netherlands           100%             Investment
Midlands Gas Ltd                                         Great Britain           100%            Sale of gas
MEB Trading Insurance Ltd                                  Isle of Man           100%              Insurance
MEB Corporate Insurance Ltd                                Isle of Man           100%              Insurance
Midlands Electricity (Share Scheme Trustees) Ltd         Great Britain           100%   Trustee for employee
                                                                                               share schemes
Midlands Power Ltd                                       Great Britain           100%             Investment
MEB (Contracting) Ltd                                    Great Britain           100%            Contracting
Midlands Energy Services Ltd                             Great Britain           100%    Energy conservation
Midlands Electricity (Overseas) Ltd                      Great Britain           100%             Investment
MEB Manx Ltd                                               Isle of Man           100%        Vehicle leasing
Construcciones y Representaciones Industriales S.A.              Spain            88%             Generation
________________________________________________________________________________________________________________


For commercial reasons MEB Trading Insurance Ltd and MEB Corporate Insurance Ltd have a 31 October year end. Unaudited accounts are prepared for the 12 months to 31 March for consolidation purposes.


                                                            Country of    Percentage
                                                         Incorporation   of Ordinary
Associated undertakings:                               or Registration   Shares Held      Nature of Business
________________________________________________________________________________________________________________
Distribution & Transmission Equipment Ltd                Great Britain            40%           Distribution
Systemes M3i Inc                                                Canada            33%      Computer software
Energias e Sistemas S.A.                                      Portugal            35%             Generation
Minicentrales Dos S.A.                                           Spain            43%             Generation
________________________________________________________________________________________________________________


The above undertakings operate principally in their country of incorporation with the exception of Systemes M3i Inc which has an international customer base.


                                                            Country of    Percentage
                                                         Incorporation   of Ordinary
Investments:                                           or Registration   Shares Held      Nature of Business
________________________________________________________________________________________________________________
The National Grid Group plc                              Great Britain          0.04%           Transmission
(formerly The National Grid Holding plc)
Teesside Power Ltd                                       Great Britain          19.2%             Generation
Teesside Power Holdings Ltd                              Great Britain          15.0%             Investment
Humber Power Ltd                                         Great Britain           3.2%             Generation
________________________________________________________________________________________________________________


14	Stocks


                                                                          Group                   Company
                                                              1996         1995         1996         1995
                                                                           pounds sterling 000,000
____________________________________________________________________________________________________________
Raw materials and consumables                                  4.9          4.2          4.7          4.1
Work in progress                                               1.8          3.2          1.8          3.2
Finished goods and goods for resale                            0.7          0.5            -            -
____________________________________________________________________________________________________________

                                                               7.4          7.9          6.5          7.3
                                                              ====         ====         ====         ====


15	Debtors


                                                                          Group                   Company
                                                              1996         1995         1996         1995
                                                                           pounds sterling 000,000
____________________________________________________________________________________________________________
Amounts falling due within one year:
Trade debtors                                                 32.6         77.0         23.6         67.3
Unbilled consumption                                         116.3         97.4        116.3         97.4
Credit sale instalments not yet due                            0.6          3.7          0.6          3.7
Amounts due from subsidiary undertakings                         -            -        133.0         67.3
Amounts due from associated undertakings                       0.5          0.2            -            -
Other debtors                                                 12.8         10.8          9.8          8.7
Prepayments and accrued income                                71.1         43.4         29.4         26.5
Deferred taxation (Note 19)                                    4.0         16.7          4.5         17.3
Advance corporation tax recoverable                           53.7          3.2         53.7          3.2
____________________________________________________________________________________________________________

                                                             291.6        252.4        370.9        291.4
Amounts falling due after more than one year:
Credit sale instalments not yet due                            0.1          0.3          0.1          0.3
Other debtors                                                 13.6          8.0            -            -
Advance corporation tax recoverable                           12.1          7.4         12.1          7.4
____________________________________________________________________________________________________________

                                                             317.4        268.1        383.1        299.1
                                                             =====        =====        =====        =====


16	Short term deposits


                                                                          Group                   Company
                                                              1996         1995         1996         1995
                                                                           pounds sterling 000,000
____________________________________________________________________________________________________________
Money market deposits                                         31.7         40.7            -         12.0
                                                             =====        =====        =====        =====


17	Creditors


                                                                          Group                   Company
                                                              1996         1995         1996         1995
                                                                           pounds sterling 000,000
____________________________________________________________________________________________________________
Amounts falling due within one year:
Bank overdraft                                               102.9         86.4        102.9         86.4
Short-term borrowings repayable within three months          210.1         33.4        210.1         33.4
Payments received on account                                   6.7         28.5          5.2         25.6
Trade creditors                                              124.8        102.8        113.6         96.2
Amounts due to subsidiary undertakings                           -            -          3.0          2.3
Amounts due to associated undertakings                           -          3.6            -          3.6
Dividends payable                                             48.6         39.0         48.6         39.0
Corporation tax                                                7.6         13.9          2.6         12.2
Advance corporation tax payable                               65.8         10.6         65.8         10.6
Other taxation and social security                             4.4          4.8          4.2          4.6
Other creditors                                               31.4         25.0          5.7          4.4
Accruals and deferred income                                  65.6         64.3         52.7         44.3
____________________________________________________________________________________________________________

                                                             667.9        412.3        614.4        362.6
                                                             =====        =====        =====        =====
Amounts falling due after more than one year:
Other creditors                                               44.4         38.1         23.8         20.0
Other loans                                                   45.0            -         45.0            -
Accruals and deferred income                                     -         30.9            -         30.9
____________________________________________________________________________________________________________

                                                              89.4         69.0         68.8         50.9
                                                             =====        =====        =====        =====


Other creditors falling due after more than one year includes pounds sterling 23.8 million (1995 : pounds sterling 20.0 million) payable to
Teesside Power Ltd in respect of consortium relief.   The other loan of
pounds sterling 45.0 million is an unsecured ten-year loan from the European Investment Bank at an interest rate of 7.4% per annum. pounds sterling 10.6 million of the loan is repayable after between two and five years with the balance of pounds sterling 34.4 million being repayable after more than five years.

The Company has entered into guarantees in respect of the trading obligations of a subsidiary undertaking.

18	Provisions for liabilities and charges


                                                                          Group                   Company
                                                              1996         1995         1996         1995
                                                                           pounds sterling 000,000
____________________________________________________________________________________________________________
At 1 April                                                    41.6         33.9         37.2         31.2
Transferred (to)/from profit and loss account                  0.9         12.9            -         10.2
Applied during the year                                      (24.0)        (5.2)       (23.3)        (4.2)
____________________________________________________________________________________________________________

At 31 March                                                   18.5         41.6         13.9         37.2
                                                             =====        =====        =====        =====

                                                                          Group                   Company
                                                              1996         1995         1996         1995
Provisions consist of:                                                     pounds sterling 000,000
____________________________________________________________________________________________________________
Self-insured liabilities                                      13.3         14.1         10.2         11.6
Welfare and frozen holiday pay                                 0.1          1.0          0.1          1.0
Deferred maintenance                                           3.7          4.1          2.2          2.2
Powerhouse Retail                                              1.4         22.4          1.4         22.4
____________________________________________________________________________________________________________

                                                              18.5         41.6         13.9         37.2
                                                             =====        =====        =====        =====


19       Deferred taxation

The total potential liability and asset of the Group and the Company for deferred tax computed at the corporation tax rate of 33% is as follows:


                                                                          Group                   Company
                                                              1996         1995         1996         1995
Potential liability                                                        pounds sterling 000,000
____________________________________________________________________________________________________________
Capital allowances in excess of depreciation                (190.1)      (174.2)      (189.8)      (173.9)
Timing differences re Powerhouse provision                       -         10.0            -         10.0
Other timing differences                                      23.8         30.8         26.1         33.2
____________________________________________________________________________________________________________

                                                            (166.3)      (133.4)      (163.7)      (130.7)
                                                             =====        =====        =====        =====
Asset

Timing differences re Powerhouse provision                       -         10.0            -         10.0
Other timing differences                                       4.0          6.7          4.5          7.3
____________________________________________________________________________________________________________

                                                               4.0         16.7          4.5         17.3
                                                             =====        =====        =====        =====


20	Minority interests

                                                        1996        1995
                                                 pounds sterling 000,000
_________________________________________________________________________

At 1 April 1995                                         (0.9)       (0.6)
Share of loss for the year                               0.9         0.7
Issue of equity shares to minority shareholder             -        (1.0)
_________________________________________________________________________

At 31 March 1996                                           -        (0.9)
                                                       =====       =====

21	Called up share capital


Following approval at an Extraordinary General Meeting, on 5 January 1996 each 50p ordinary share in the Company was sub-divided into two 25p
ordinary shares.   Consequently the number of shares brought forward and
share issues prior to that date are stated in terms of 25p shares to reflect the sub-division.

                                                          1996      1995
                                                 pounds sterling 000,000
_________________________________________________________________________

Authorised:
600,000,000 ordinary shares of 25p each                 150.0      150.0
                                                        =====      =====

Allotted, called up and fully paid:                               Nominal
Ordinary shares of 25p each:         Number of                      Value
                                        Shares    pounds sterling 000,000
_________________________________________________________________________

At 1 April 1995                    381,481,480                       95.4
Issued during the year              10,990,070                        2.7
_________________________________________________________________________

At 31 March 1996                   392,471,550                       98.1
                                   ===========                      =====

During the year ordinary shares were issued and allotted as follows:


                                                             Shares                   Consideration
                                                           (number)      Price      pounds sterling
____________________________________________________________________________________________________
The Midlands Electricity Executive  Share Option Scheme     174,998       129p              225,747
                                                             28,132       198p               55,701
The Midlands Electricity Sharesave Scheme                10,781,032      87.5p            9,433,403
The Powerhouse Retail Ltd Sharesave Scheme                    5,908     198.5p               11,727
____________________________________________________________________________________________________

                                                         10,990,070                       9,726,578
                                                         ==========                       =========


Employee share schemes:

(1) Free and matching offers

The issued share capital of the Company includes a total of 1,381,877 ordinary shares of the Company which were held in trust at 31 March 1996 on behalf of employees who are beneficially entitled to the shares under the free and matching offer share scheme made to employees during the year ended 31 March 1994 and the free share offer to be made to eligible employees during 1996.

(2) Midlands Electricity Sharesave Scheme

As at 31 March 1996, options over 103,510 shares were outstanding under the Midlands Electricity Sharesave Scheme with an exercise date of 1996 at a price of 87.5p. No other options were outstanding at that date.

22	Reserves and reconciliation of movements in equity shareholders' funds


                                         Share        Share      Capital                     Profit         Total
                                       Capital      Premium   Redemption  Revaluation      and Loss
                                                    Account      Reserve      Reserve       Account
                                                                 pounds sterling 000,000
__________________________________________________________________________________________________________________
Group
Profit for the financial year                -            -            -            -         172.5         172.5
Dividends                                    -            -            -            -        (582.6)       (582.6)
Issue of share capital                     2.7          7.0            -            -             -           9.7
Revaluation of holding in
  National Grid Group plc                    -            -            -        233.2             -         233.2
Revaluation reserve realised
  on distribution of National
  Grid Group plc                             -            -            -       (232.3)        232.3             -
Currency translation differences             -            -            -            -           0.4           0.4
Goodwill written off on
  acquisitions                               -            -            -            -          (9.0)         (9.0)
__________________________________________________________________________________________________________________

Net movement in equity
  shareholders' funds                      2.7          7.0            -          0.9        (186.4)       (175.8)

Balance at 1 April 1995                   95.4          4.7         10.6            -         565.9         676.6
__________________________________________________________________________________________________________________

Balance at 31 March 1996                  98.1         11.7         10.6          0.9         379.5         500.8
                                         =====        =====        =====        =====         =====         =====

Company
Profit for the financial year                -            -            -            -         171.0         171.0
Dividends                                    -            -            -            -        (582.6)       (582.6)
Issue of share capital                     2.7          7.0            -            -             -           9.7
Revaluation of holding in
  National Grid Group plc                    -            -            -        233.2             -         233.2
Revaluation reserve realised
  on distribution of National
  Grid Group plc                             -            -            -       (232.3)        232.3             -
__________________________________________________________________________________________________________________

Net movement in equity
  shareholders' funds                      2.7          7.0            -          0.9        (179.3)       (168.7)

Balance at 1 April 1995                   95.4          4.7         10.6            -         584.9         695.6
__________________________________________________________________________________________________________________

Balance at 31 March 1996                  98.1         11.7         10.6          0.9         405.6         526.9
                                         =====        =====        =====        =====         =====         =====


	As permitted by Section 230 of the Companies Act 1985, the Holding Company's profit and loss account has not been included in these financial statements. The profit for the financial year dealt with in the accounts of the Company was pounds sterling 171.0 million (1995 : pounds sterling 130.8 million). The Company's profit and loss account was approved by the Board on 6 June 1996.

The Group's share of post-acquisition reserves of associated undertakings was a deficit of pounds sterling 4.0 million (1995 : pounds sterling 2.8 million). Cumulative goodwill charged against reserves was pounds sterling 14.6 million (1995 : pounds sterling 5.6 million).

23	Cash flow statement

(a) Reconciliation of operating profit to net cash inflow from operating activities:

                                                 1996      1995
                                        pounds sterling 000,000
________________________________________________________________

Operating profit                                 78.1     196.0
Loss/(profit) on disposal of fixed assets         2.1      (0.4)
Depreciation charges                             39.6      38.1
Amounts written off investments                   0.3         -
Decrease in stocks                                0.5       2.4
Increase in debtors                             (10.0)    (27.3)
(Increase)/decrease in amounts due from
  associated undertakings                        (1.6)      7.1
Decrease in payments received on account        (21.8)    (25.8)
Increase/(decrease) in creditors                 11.5      (6.5)
Net decrease in provisions                      (23.1)    (14.7)
________________________________________________________________

Net cash inflow from operating activities        75.6     168.9
                                                =====     =====

(b) Analysis of changes in cash and cash equivalents during the year:

                                                 1996      1995
                                        pounds sterling 000,000
________________________________________________________________

At 1 April                                      (18.1)    119.9
Net cash outflow                               (162.5)   (138.0)
________________________________________________________________

At 31 March                                    (180.6)    (18.1)
                                                =====     =====

(c) Analysis of cash and cash equivalents:

                                               1996                 1995
                                             Change               Change
                                 Balance    in Year    Balance   in Year
                                          pounds sterling 000,000
_________________________________________________________________________

Cash at bank and in hand           100.7       39.7       61.0      29.2
Short-term investments (Note 16)    31.7       (9.0)      40.7    (121.4)
Bank overdraft (Note 17)          (102.9)     (16.5)     (86.4)    (49.1)
Short-term borrowings repayable
within three months (Note 17)     (210.1)    (176.7)     (33.4)      3.3
_________________________________________________________________________

                                  (180.6)    (162.5)     (18.1)   (138.0)
                                   =====      =====      =====     =====

(d) Analysis of changes in financing during the year:

                             Issue of           Other
                               Shares           Loans              Total
                                        pounds sterling 000,000
_________________________________________________________________________

Share capital                     2.7               -                2.7
Share premium account             7.0               -                7.0
Other loans                         -            45.0               45.0
_________________________________________________________________________

                                  9.7            45.0               54.7
                                =====           =====              =====

24       Pension commitments

Most of the Group's employees are members of the Electricity Supply Pension Scheme (ESPS) which provides pension and other related benefits
based on final pensionable pay.   The Midlands Electricity Pension Scheme
(MEPS) was established on 1 May 1992 for new employees only and provides both money purchase benefits and benefits related to final pensionable
pay.   The assets of both schemes are held in separate trustee-
administered funds.

An actuarial valuation of both schemes is carried out every three years
by firms of professionally qualified actuaries.   These determine the
funding position of the schemes and the required contribution rate.   The
most recent valuations of both schemes were carried out at 31 March 1995. The Company has taken separate advice from the professional actuaries in order to determine the pension cost to be included in the accounts under Statement of Standard Accounting Practice 24.

The review of the assets and liabilities of the ESPS for accounting purposes was undertaken by Bacon & Woodrow, Consulting Actuaries, at the
valuation date using the projected unit credit method.   The principal
actuarial assumptions which have the most significant effect on the results of the review are those relating to the rate of investment return
and rates of increase in salaries and pensions.   It was assumed that the
annual rate of investment return (inclusive of 5% growth in dividends) will be 2.5% higher than salary increases (exclusive of merit awards) and 4.5% higher than the increase in pensions.

After allowing for benefit improvements granted as a result of the actuarial valuation and the provision made from surplus to cover contingencies, the actuarial value of the Group's section of the scheme as at 31 March 1995 represented 111% of the actuarial value of the accrued benefits. The accrued benefits include all benefits for pensioners and other former members as well as benefits based on service
completed to date for active       members, allowing for future salary
increases.

The total market value of the Company's and its subsidiaries' group of the ESPS was pounds sterling 705.9 million at 31 March 1995 and of the MEPS was pounds sterling 1.6 million at the same date.

The total pension credit to the Group for the year in relation to both the ESPS and the MEPS was pounds sterling 25.9 million (1995 : charge of pounds sterling 26.8 million), of which pounds sterling 26.0 million was in respect of early retirements (1995 : charge of pounds sterling 10.1 million and charge of pounds sterling 0.7 million in respect of ex gratia pensions).

25	Lease obligations

The Group and Company has the following annual commitments under operating leases for land and buildings which expire:

                                                 Group           Company
                                         1996     1995     1996     1995
                                             pounds sterling 000,000
_________________________________________________________________________

In the second to fifth year inclusive     0.1      0.1        -        -
In more than five years                     -      0.2        -      0.2
_________________________________________________________________________

                                          0.1      0.3        -      0.2
                                         ====     ====     ====     ====

26	Capital commitments

Group           Company
                                         1996     1995     1996     1995
                                             pounds sterling 000,000
_________________________________________________________________________

Capital expenditure contracted
  but not provided                       14.1     23.1     14.1     23.0
                                         ====     ====     ====     ====

Capital expenditure authorised
  but not contracted                     70.7     70.0     70.6     70.0
                                         ====     ====     ====     ====

27      Post balance sheet event

Details of post balance sheet events are set out in the Directors'
Report.

GROUP FINANCIAL HISTORY


Group historical cost profit and loss accounts

                                                                 Year ended 31 March
                                                  1992       1993       1994       1995       1996
                                                                pounds sterling 000,000
Turnover                                        1454.1     1536.9     1415.5     1456.9     1335.8
Cost of sales                                  (1038.2)   (1091.6)    (983.4)   (1024.3)   (1021.3)
______________________________________________________________________________________________________


Gross profit                                     415.9      445.3      432.1      432.6      314.5
Net operating expenses                          (280.0)    (291.3)    (264.3)    (236.6)    (236.4)
______________________________________________________________________________________________________

Operating profit                                 135.9      154.0      167.8      196.0       78.1

Income from fixed asset investments               14.4       15.2       23.5       26.0      139.1

Net profit/(loss) attributable to
  associated undertakings                            -       (0.5)       0.3       (8.5)      (2.6)

Provision for loss on operations
  of associated undertaking
  to be discontinued                                 -          -          -      (40.0)         -

Proceeds from sale of First Hydro Limited            -          -          -          -       56.3
______________________________________________________________________________________________________

Profit on ordinary activities
  before interest                                150.3      168.7      191.6      173.5      270.9

Net interest (payable)/receivable                 (8.2)      (1.6)       3.8        4.5       (4.3)
______________________________________________________________________________________________________

Profit on ordinary activities
 before taxation                                 142.1      167.1      195.4      178.0      266.6

Tax on profit on ordinary activities             (39.4)     (50.0)     (58.0)     (52.5)     (95.0)
______________________________________________________________________________________________________

Profit on ordinary activities
  after taxation                                 102.7      117.1      137.4      125.5      171.6

Minority interests                                   -       (0.2)      (0.2)       0.7        0.9
______________________________________________________________________________________________________

Profit for the financial year                    102.7      116.9      137.2      126.2      172.5

Dividends                                        (36.1)     (41.9)     (49.0)     (56.7)    (582.6)
______________________________________________________________________________________________________

Profit retained                                   66.6       75.0       88.2       69.5     (410.1)
                                                 =====      =====      =====      =====      =====

Group historical cost balance sheets

                                                                  At ended 31 March
                                                  1992       1993       1994       1995       1996
                                                               pounds sterling 000,000
______________________________________________________________________________________________________
Fixed assets
Tangible assets                                  534.2      569.7      608.5      666.9      717.5
Investments                                       71.9      109.7      124.2      155.8      101.9
______________________________________________________________________________________________________

                                                 606.1      679.4      732.7      822.7      819.4
                                                 =====      =====      =====      =====      =====
Current assets
Stocks                                            20.3       15.6       10.3        7.9        7.4
Debtors                                          249.1      291.7      266.0      268.1      317.4
Short term deposits                               71.2      142.6      212.4       40.7       31.7
Cash at bank and in hand                           7.9       30.7       31.8       61.0      100.7
______________________________________________________________________________________________________

                                                 348.5      480.6      520.5      377.7      457.2
Creditors (Amounts falling
  due within one year)                          (236.6)    (433.8)    (417.0)    (412.3)    (667.9)
______________________________________________________________________________________________________


Net current assets/(liabilities)                 111.9       46.8      103.5      (34.6)    (210.7)
                                                 =====      =====      =====      =====      =====

Total assets less current liabilities            718.0      726.2      836.2      788.1      608.7

Creditors (Amounts falling due after
more than one year)                              (85.3)     (12.5)     (45.3)     (69.0)     (89.4)

Provisions for liabilities and charges           (34.4)     (41.4)     (33.9)     (41.6)     (18.5)

Minority interests                                (0.2)      (0.4)      (0.6)      (0.9)         -
______________________________________________________________________________________________________

Net assets                                       598.1      671.9      756.4      676.6      500.8
                                                 =====      =====      =====      =====      =====


Capital and reserves
Called up share capital                          104.7      104.8      105.8       95.4       98.1
Share premium account                                -        0.1        4.2        4.7       11.7
Capital redemption reserve                           -          -          -       10.6       10.6
Revaluation reserve                                  -          -          -          -        0.9
Profit and loss account                          493.4      567.0      646.4      565.9      379.5
______________________________________________________________________________________________________

Equity shareholders' funds                       598.1      671.9      756.4      676.6      500.8
                                                 =====      =====      =====      =====      =====